UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 28, 2012

    VISUALANT, INCORPORATED

(Exact name of Registrant as specified in its charter)

Nevada	0-25541	91-1948357
(State or jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Union Street, Suite 406

Seattle, Washington 98101

                (206) 903-1351

(Address of Registrant’s principal executive office and telephone number)

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

Amended Securities Purchase Agreement with Gemini Master Fund, Ltd. and Ascendiant Capital Partners, LLC (“Investors”)

On May 19, 2011, Visualant, Inc. (“Visualant” or the “Company”) entered into a Securities Purchase Agreement (“Agreement”) with Gemini Master Fund, Ltd. and Ascendiant Capital Partners, LLC (“Investors”) pursuant to which the Company agreed to issue $1.2 million of 10% convertible debentures due May 1, 2012. The Company received $1.0 million in cash related to the Agreement. Under the terms of the Agreement, the convertible debentures have a floor conversion price of $0.35 per share and include warrants totaling 2.4 million shares that are exercisable at a price of $0.50 per share for five years, All per share prices are subject to adjustment.

On August 16, 2012, the Company and Investors entered into Second Amendment to Securities Purchase Agreement and Debentures (“Amendment”). The Amendment extended the maturity date of the convertible debentures from September 30, 2012 to September 30, 2013. In addition, the additional investment and participation rights as defined in the Agreement were extended from September 30, 2012 to September 30, 2013.

On August 28, 2012, the Company entered into a Warrant Purchase Agreement with Gemini Master Fund Limited (“Gemini”) and acquired the Gemini Warrant totaling 1.8 million shares, subject to adjustment, by paying $250,000 on August 28, 2012 and agreeing to pay $250,000 on or before November 30, 2012.

The above description of the Warrant Purchase Agreement is intended only as a summary of such agreement. The Warrant Purchase Agreement is filed as Exhibit 10.1 and is hereby incorporated by reference.

Item 9.01  Financial Statements and Exhibits.

(d)     Exhibits –

Exhibit No.	Description

10.1	Warrant Purchase Agreement dated August 28, 2012 by and between Visualant, Inc. and Gemini Master Fund Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: VISUALANT, INCORPORATED

September 4, 2012	By:	/s/ Mark Scott
Mark Scott Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Warrant Purchase Agreement dated August 28, 2012 by and between Visualant, Inc. and Gemini Master Fund Ltd.